Exhibit 10.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Assignment”) is made as of the 30th day of June, 2006, by and between JEFF BROIN, ROB BROIN, TODD BROIN, LOWELL BROIN and JUDY BROIN (collectively the “Broins” or the “Broin Group”) by and through their duly appointed attorney-in-fact, DAN LOVELAND, and LAKE AREA CORN PROCESSORS, LLC (“LACP”).

RECITALS:

WHEREAS, the Broins and LACP constitute all of the members of a certain limited liability company known as Dakota Ethanol, L.L.C. (the “Company”); and

WHEREAS, the Broins and LACP entered into a certain Third Amended and Restated Member Control Agreement (the “Control Agreement”) dated April 16, 2004, pertaining to the operation and management of the Company; and

WHEREAS, Section 9.4 of the Control Agreement provides for a right of first refusal in the event that any member of the Broin Group wishes to transfer all or part of his or her membership interests in the Company, said right of first refusal passing first to other members of the Broin Group and then to LACP; and

WHEREAS, the Broins collectively own 11.89768% and LACP owns 88.10232%, respectively, of the membership interests in the Company;

WHEREAS, the Broins received an offer from a third party for the purchase of their membership interests; and

WHEREAS, all members of the Broin Group desire to transfer all of their membership interests in the Company, and have waived their rights of first refusal under Section 9.4 of the Control Agreement; and

WHEREAS, LACP has given written notice to the Broin Group of its intention to exercise its right of first refusal to purchase all of the Broins’ membership interests in the Company; and

WHEREAS, the third-party offer proposed to purchase all of the Broins’ membership interests for $17,116,000.00 plus 11.89768% of the estimated net income to be allocated to the Company’s members with respect to the period from January 1, 2006, to the date of closing; and

WHEREAS, the Company has advised its members that its net income through May 31, 2006, was $13,393,612.00, and the Broins and LACP have estimated that the Company will achieve an additional net income for the month of June, 2006, of approximately $4,284,143.00; and

WHEREAS, the parties wish to consummate this transaction with an assignment of the Broins’ membership interests to LACP with an effective date of July 1, 2006;

NOW, THEREFORE, the undersigned parties hereby agree as follows:

1.             Membership Interests to be Assigned.  The membership interests of the Company owned by the Broins are set forth on Exhibit “A” attached hereto and made part hereof by this reference.  The Broins hereby agree to assign all right, title, and interest in all of their membership interests in the Company (“Membership Interests”) to LACP.

2.             Purchase Price.  The purchase price for the Membership Interests shall be determined and paid as follows:

2.1           The price to be paid at closing shall be $17,116,000 plus 11.89768% of the actual net income to be allocated to the Company’s members with respect to the period from January 1, 2006, through May 31, 2006, and plus 11.89768% of the estimated net income to be allocated to the Company’s members with respect to the period from June 1, 2006, to the date of closing.  The actual net income with respect to the period from January 1, 2006 to May 31, 2006 has been determined using the reviewed financial statements for the first calendar quarter of 2006 (as contained in the Form 10-Q filed by LACP), and the Company prepared financial information for the second calendar quarter of 2006.  Using such source materials, the parties have stipulated that the total net income for such period was $13,393,612.00. Using the Company prepared financial information for the second calendar quarter of 2006, the parties have stipulated that the total estimated net income from June 1, 2006, to the date of closing shall be $4,284,143.00.  The total amount due to the Broins as well as the amount due to each of the Broins is set forth on Exhibit “A”.  The funds to be paid at closing shall be paid by wire transfer on June 30, 2006, pursuant to instructions to be provided by the Broins.

2.2           Within thirty (30) calendar days of closing, the parties agree to adjust the purchase price to account for actual net income (as determined from Dakota prepared financial information) for the period from June 1, 2006, to the date of closing.  If the actual net income for said period exceeded the estimated net income used for closing, then LACP shall pay to the Broins the additional amounts that would have been paid if the actual net income had been used at closing in lieu of the estimated net income.  If the actual net income for said period is less than the estimated net income used for closing, then the Broins shall return to LACP all amounts they received in excess of what they would have received if the actual net income had been used at closing in lieu of the estimated net income.

3.             Representations and Warranties of LACP.  By executing this Assignment, LACP represents and warrants to the Broins as follows:

3.1           LACP has full power and authority to execute and deliver this Assignment and to perform its obligations under this Assignment.  This Assignment constitutes a valid and legally binding obligation of LACP, enforceable in accordance with its terms and conditions;

3.2           Neither the execution and delivery of this Assignment by LACP, nor the consummation of the transaction by LACP, as contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which LACP is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or requirement any notice under any agreement, contract, lease, license, instrument, or other arrangement to which LACP is a party or by which it is legally bound.  LACP does not need to give any notice to, make any filing with, or obtain any other authorization, consent, or approval of any government or governmental agency, in order to consummate the transactions contemplated by this Assignment.

3.3           LACP has no liability or obligation to pay any fees or commissions to any brokers, finder, or agent with respect to the transaction contemplated by this Assignment.  LACP shall indemnify the Broins for any liability or obligation to the broker, finder, or agent claiming to act on behalf of LACP with regard to this transaction.

3.4           LACP understands that the sole purpose of the Company is to own and operate ethanol production facilities for the production and marketing of ethanol and ethanol related products, and any other business or activity that may be necessary or appropriate to accomplish the foregoing purpose.

3.5           LACP has carefully reviewed the Articles of Organization, the Control Agreement, and other governing documents of the Company and understands that the Membership Interests will be governed by such documents and agree to be bound by the terms of such documents.

3.6           LACP has completed its due diligence investigation of the Company.  LACP has been given full and complete access to information, financial or otherwise, regarding the Company and the ethanol production facility, and have utilized such access to its satisfaction and has obtained any other relevant information it has sought.  LACP has been given the opportunity to ask questions of, and receive answers from, the Broins and authorized representatives of the Company concerning the Company, the terms and conditions of this investment, and other matters pertaining to this purchase.  In making the decisions to purchase the Membership Interests, LACP has relied solely upon independent investigations.  LACP is not relying on the Broins, the Company, or any representative of the Company or the Broins with respect to the risk factors and other tax, business, and economic considerations involved in this purchase.

3.7           In conducting its due diligence investigation of the Company, LACP understands that the information provided to it may have contained forward-looking statements involving future business, future performance, future options, and anticipated conditions and operations.  LACP understands that forward-looking statements involve numerous assumptions, risks, and uncertainties, and that the actual results in business or other conditions may differ materially from those contemplated by any forward-looking statements.  LACP understands that the Broins and the Company cannot guaranty future results or performance, or what future business conditions will be like, and have not placed undue reliance on any forward-looking statements, particularly forecasted financial statements that speak only as of the date thereof.

3.8           LACP understands the high risk of this purchase and the financial hazard involved, including tax risks, the risk of loss of its entire investment, and the lack of liquidity of its investment.  LACP understands that (i) the transferability of the membership interest is restricted by the Control Agreement and by federal and state law; (ii) there will be no public market for the Membership Interests; and (iii) it may not be possible for seller to dispose of the Membership Interests.

3.9           LACP is an accredited investor and is actively involved in the ethanol industry.  As a result, LACP has sufficient knowledge and experience in the ethanol industry and other financial and business matters to be capable in evaluating the merits and risks of purchasing the Membership Interests.

3.10         To the extent LACP has been provided with forecasted financial information, LACP understands that the operating results contemplated by such forecasts are based upon certain assumptions and events with respect to which the Company will have no control.  LACP understands that because of the business risks inherent in an investment of this nature, no assurance or warranty is made, nor could be made, that the actual amount of future income or loss of the Company will be the amount indicated in such forecasts.

3.11         LACP has adequate funds to purchase the Membership Interests.  LACP’s purchase of the Membership Interests in made from current funds.  LACP is able to bear at the economic risks of this purchase, including a total loss of the purchase price.  LACP has adequate means of providing for its current needs and contingencies, has no need for liquidity in the Membership Interests, and has no reason to anticipate any circumstances, financial or otherwise, that might cause or require any sale or distribution of the Membership Interests.

3.12         LACP understands that no federal or state agency has passed upon the Membership Interests or made any findings or determinations as to the fairness of a purchase of the Membership Interests.  LACP understands and acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or under state securities laws and that the opportunity to purchase the Membership Interests is being made to it pursuant to exemptions from registration which may depend upon its investment intention.  LACP acknowledges that the Company is not required to recognize any transfer of the Membership Interests if, in the opinion of counsel, such transfer would result in the violation of any federal or state law, rule, or regulation regarding the offering or sale of securities.

3.13         LACP will indemnify and hold harmless the Broins and the Company against any and all loss, liability, claim, damage, and expense whatsoever, including reasonable attorney’s fees, arising out of, relating to, or based upon any false representation or warranty, or any breach by LACP of any term or condition contained in this Assignment.

4.             Representations and Warranty of the Broins.  By executing this Assignment, each of the Broins represents and warrants to LACP as follows:

4.1           They understand that their status as members of the Company will terminate as of June 30, 2006, it being the intent of the Broins that LACP become their substitute member;

4.2           They understand that they will be entitled to no further distributions from the Company after June 30, 2006;

4.3           The Broins understand that the Company will allocate to them taxable income of the Company based upon their holdings in the Membership Interests through June 30, 2006;

4.4           The Broins are aware of no necessary prior consents to the assignment of the Membership Interests by any lender or regulatory authority.

4.5           The Broins have full power and authority to execute and deliver this Assignment and to perform their obligations under this Assignment.  This Assignment constitutes a valid and legally binding obligation of the Broins, enforceable in accordance with its terms and conditions.

4.6           Neither the execution and delivery of this Assignment by the Broins, nor the consummation by the Broins of the transaction contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Broins are subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Broins are a party, or by which they are bound or which any of their assets are subject.  The Broins do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transaction contemplated by this Assignment.

4.7           The Broins have no liability to pay for any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Assignment.  The Broins shall indemnify LACP for any liability or obligation to any broker, finder, or agent claiming to act on behalf of the Broins.

4.8           As of the closing date, the Broins will have good and marketable title to the Membership Interests, free and clear of all restrictions on transfer and security interests, liens, or encumbrances, other than restrictions imposed by applicable state and federal securities laws.  As of the closing date, the Broins will have complete and unrestricted power to sell, convey, assign, transfer, and deliver the Membership Interests to LACP.  Upon delivery of the Membership Interests to LACP at closing, the Broins will have good, valid, and marketable title to the Membership Interests, subject to any restrictions imposed by applicable state and federal securities laws.

4.9           The Broins will indemnify and hold harmless LACP against any and all loss, liability, claim, damage, and expense whatsoever, including reasonable attorneys’ fees, arising out of, relating to or based upon any false representation or warranty, or any breach by the Broins of any term or condition contained in this Assignment.

5.             Acceptance of Interests.   LACP hereby accepts the assignment from the Broins of the Membership Interests in accordance with the terms contemplated herein.  Such Assignment shall be effective as of 12:01 a.m. on July 1, 2006.  By copy of this Assignment, the Broins and LACP request the Company to effect such assignments as necessary to terminate the ownership rights of the Broins in the Membership Interests and admit LACP as their successor in interest.  The parties hereby also request the Company to account for the change in ownership of the Membership Interests by effecting a short tax year, rather than a proration of the income to be allocated to the Broins and LACP on the basis of their respective holding periods during 2006.  The parties further request the Company to record in the required records the assignments of Membership Interests set forth in this Assignment.

6.             Miscellaneous Provisions.

6.1           This Assignment contains the entire agreement of the parties and there are no representations, covenants or other agreements except as stated or referred to herein.  This Assignment shall not be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

6.2           Any notice, demand or other communication which may be required shall be sufficiently given if written, printed or electronic notice is delivered personally, by mail or by e-mail to the parties at the following addresses:

If to Broins or Broin Enterprises:	Jeff Broin
2209 East 57th Street North
Sioux Falls, SD 57104
Jeff.broin@broin.com

With a Copy to:	Greg Starnes
Woods Fuller Shultz and Smith
PO Box 5027
300 S. Phillips Ave, Suite 300
Sioux Falls, SD 57117
gstarnes@wfss.com

If to LACP:	Douglas L. Van Duyn, CEO
P.O. Box 1000
Wentworth, SD 57075
vanduyn@svtv.com

With a Copy to:	Valerie Bandstra
BrownWinick
666 Grand Ave., Ste. 2000
Des Moines, IA 50309-2510
Bandstra@ialawyers.com

6.3           This Assignment is not transferable or assignable.  Except as otherwise provided herein, this Assignment shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.  If more than one person is signing this Assignment, the obligations of each shall be joint and several and the agreements, representations, warranties and acknowledgments contained in this Assignment shall be deemed to be made by and be binding upon each such person and their respective heirs, personal representatives and successors.

6.4           All pronouns contained herein and any variations thereof shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the identity of the parties may require.

6.5           All references to Sections and Exhibits refer to Sections and Exhibits of this Assignment.  In the event that any term, condition or provision of this Assignment is held to be invalid by any court of competent jurisdiction, such holding or holdings shall not invalidate or make unenforceable any other term, condition or provision of this Assignment.  The remaining terms, conditions and provisions shall be fully severable and the remaining terms, conditions and provisions shall be construed and enforced as if such term, condition or provision held invalid had never been inserted in this Assignment initially.  Provided, however, the severability of a term, condition or provision held invalid and the enforcement of the remaining terms, conditions and provisions pursuant to this Section shall not operate to deprive any party of the substantial benefit of the bargain set forth in this Assignment.

6.6.          The parties agree to execute all such further documents, consistent with the terms of this Assignment, reasonably necessary or appropriate to consummate the transactions contemplated by this Assignment.

6.7.          This Assignment may be executed in one or more counterparts, each of which shall be considered an original document, but all of which shall be considered one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties.  This Assignment may be delivered by electronic image transmission to a party at its address for notices provided herein.

IN WITNESS WHEREOF, each of the undersigned has executed this Assignment, in one or more counterparts, effective the date first set forth above.

LAKE AREA CORN PROCESSORS, LLC

By	/s/Douglas L. Van Duyn
Douglas L. Van Duyn, CEO

/s/Dan Loveland
Jeff Broin, by Dan Loveland as Attorney-in-Fact

/s/Dan Loveland
Rob Broin, by Dan Loveland as Attorney-in-Fact

/s/Dan Loveland
Todd Broin, by Dan Loveland as Attorney-in-Fact

/s/Dan Loveland
Lowell Broin, by Dan Loveland as Attorney-in-Fact

/s/Dan Loveland
Judy Broin, by Dan Loveland as Attorney-in-Fact

CONSENT BY DAKOTA ETHANOL, L.L.C.

Dakota Ethanol, L.L.C., acknowledges receipt of this Assignment Agreement and agrees that, as of July 1, 2006, the Broins shall cease to be owners of any Membership Interests in Dakota Ethanol, L.L.C., and that LACP shall be admitted as its successor in interest.  Dakota Ethanol, L.L.C., also agrees that it will take the steps necessary to enter the change in its records, and that it will account for the change in ownership by effecting a short tax year.

DAKOTA ETHANOL, L.L.C.

By:	/s/Ronald C. Alverson
Ronald C. Alverson, Vice Chairman